Exhibit 99


Press Release                              For more information contact:

For Immediate Release                      Debbie Meekins, President and CEO
                                           Sonoma National Bank
October 18, 2004                           801 Fourth Street
                                           Santa Rosa, CA 95405
                                           (707) 579-2265
                                           dmeekins@snbank.com


  NORTHERN EMPIRE BANCSHARES ANNOUNCES EARNINGS FOR THIRD QUARTER 2004

Northern Empire Bancshares ("NREB"), the financial holding company of Sonoma National Bank ("Bank"), reported consolidated income of $3,611,000 for the third quarter of 2004 compared to $3,020,000 for the third quarter of last year, an increase of 19.6%. Return on average assets equaled 1.5% and the return on average equity equaled 17.8% for the third quarter. Net income for the first nine months of 2004 totaling $10,841,000 grew 32.0% when compared to the first nine months of 2003 net income of $8,211,000.

Increased earnings resulted from growth in earning assets, mainly loans.
Loans grew 30.0% to $879,251,000 at September 30, 2004 compared to $676,237,000 at September 30, 2003. The allowance for loan losses was increased to $8,194,000 through provision of $475,000 during the third quarter of 2004 in recognition of the loan growth. Non-performing loans for the third quarter of 2004 were .059% of total loans.

Operating expenses of $4,356,000 increased 20.6% from $3,612,000 when compared to the third quarter of 2003. The majority of the increase in expenses for the third quarter can be attributed to growth of the Bank. Staffing levels, while stable during the third quarter of 2004, reflect the staff recruited since September of last year for growth in loan processing, deposits and operations. Expenses relating to the new Loan Department and expansion of the Operations Center are now reflected in the Bank's occupancy expenses. These facilities will provide additional space for future expansion. The Bank opened its 8th branch in San Rafael, the first branch outside of Sonoma County, on July 28, 2004. In September 2004, the Comptroller of the Currency approved a Walnut Creek branch application scheduled to open in the first quarter of 2005.

The Bank hired an independent consulting firm to test the internal controls and procedures which are required by new SEC regulations. The Bank's efficiency ratio equaled 39.8% for the third quarter for 2004, compared to 41.4% for the same period in 2003.

Total assets at September 30, 2004 grew 32.3% to $1,028,104,000 from $776,999,000 at September 30, 2003. The majority of asset growth was funded through increased deposits which grew 23.1% to $777,875,000 at September 30, 2004 from $631,777,000 at September 30, 2003. Asset growth was also funded by advances from the San Francisco Federal Home Loan Bank. FHLB advances increased to $161,921,000 at September 30, 2004 compared to $79,219,000 on September 30, 2003. The Bank is well capitalized with total capital to risk-weighted assets equaling 11.3% on September 30, 2004.

Except for historical information contained herein, the statements contained in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to risks and uncertainties.
Actual results may differ materially from those set forth in or implied by forward-looking statements. These risks are described from time to time in Northern Empire Bancshares' Securities and Exchange Commission filings, including its annual reports on Form 10-K and quarterly reports on Form 10-Q. Northern Empire Bancshares disclaims any intent or obligation to update these forward-looking statements.



                        NORTHERN EMPIRE BANCSHARES
                        Consolidated Balance Sheet
                        September 30, 2004 and 2003
                                (Unaudited)


ASSETS                                              2004             2003
                                               --------------    -------------
Cash and due from banks                        $   25,744,000    $  19,476,000
Fed funds sold                                    106,683,000       72,228,000
Investment securities:
  Available for sale                                1,089,000          637,000
  Restricted                                        8,086,000        4,168,000

Loans (net)                                       870,084,000      668,120,000

Leasehold improvements and equipment (net)          2,756,000        1,563,000
Accrued interest and other assets                  13,662,000       10,807,000
                                               --------------     ------------
   Total Assets                                $1,028,104,000     $776,999,000
                                               ==============     ============

LIABILITIES AND SHAREHOLDERS' EQUITY

 Liabilities:
  Deposits                                     $  777,875,000     $631,777,000
  Accrued interest and other liabilities            5,652,000        3,950,000
  FHLB advances                                   161,921,000       79,219,000
                                                -------------     ------------
                                                  945,448,000      714,946,000

Shareholders' Equity                               82,656,000       62,053,000
                                                -------------     ------------

   Total Liabilities and Shareholders' Equity  $1,028,104,000     $776,999,000
                                               ==============     ============




                        NORTHERN EMPIRE BANCSHARES
                    Consolidated Statement of Income
      For the Three and Nine Months ended September 30, 2004 and 2003
                               (Unaudited)

                          Three Months ended           Nine Months ended
                             September 30,               September 30,
                          2004           2003          2004           2003
                      --------------------------    --------------------------
Interest Income       $13,904,000    $11,392,000    $39,362,000    $33,069,000

Interest Expense        3,924,000      3,423,000     10,731,000     10,612,000
                      -----------    -----------    -----------    -----------
Net Interest Income     9,980,000      7,969,000     28,631,000     22,457,000

Provision for Loan
 Losses                   475,000        150,000      1,025,000        750,000

Other Income              965,000        758,000      2,547,000      2,177,000

Other Noninterest
 Expenses               4,356,000      3,612,000     11,847,000     10,282,000
                      -----------    -----------    -----------    -----------
Net Income before
  Income Taxes          6,114,000      4,965,000     18,306,000     13,602,000

Provision for Income
 Taxes                  2,503,000      1,945,000      7,465,000      5,391,000
                      -----------    -----------    -----------    -----------
Net Income            $ 3,611,000    $ 3,020,000    $10,841,000    $ 8,211,000
                      ===========    ===========    ===========    ===========
Earnings per common
 share *                    $0.37          $0.33          $1.11          $0.89

Earnings per common
 share assuming
 dilution *                 $0.32          $0.29          $0.97          $0.78

Book value *                                              $8.36          $6.71


Selected financial data:
   Return on average assets   1.5%           1.6%           1.6%           1.5%
   Return on average equity  17.8%          19.6%          19.1%          18.8%
   Efficiency ratio          39.8%          41.4%          38.0%          41.7%

* Adjusted for two-for-one stock split in 2003 and 5% stock dividend in 2004.